EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Extreme Networks, Inc. for the registration of 2,577,794 shares of its common stock and to the incorporation by reference therein of our report dated September 13, 2003, with respect to the consolidated financial statements and schedule of Extreme Networks, Inc. included in its Annual Report (Form 10-K) for the year ended June 29, 2003, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Palo Alto, California

January 23, 2004